Exhibit 10.2

Confidential

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of May 4, 2020, is entered into by and between Steven J. Sell (the “Executive”), Agilon Health Topco, Inc., a Delaware corporation (“Parent”), and agilon health, inc., a Delaware corporation and wholly-owned subsidiary of Parent (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent and the Company desire to employ the Executive as their Chief Executive Officer and for the Executive to serve as a member of the Board of Directors of Parent (the “Board”), and the Executive desires to provide services to Parent and the Company in such capacities, in each case pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Nature of Employment

Subject to Section 3, effective as of the Effective Date (as defined below) and continuing during the Term of Employment, Parent and the Company shall employ the Executive, and the Executive agrees to accept employment, as the Chief Executive Officer of Parent and the Company and in such positions to undertake the duties and responsibilities commensurate with such positions and as may be reasonably assigned to the Executive from time to time by the Board. During the Term of Employment (as defined below), the Executive shall report directly to the Board and shall serve as a member of the Board.

2.	Extent of Employment

(a) During the Term of Employment, the Executive shall perform his obligations hereunder faithfully and to the best of his ability at the place of employment provided in Section 2(d), under the direction of the Board, and shall abide by the policies from time to time established by the Company.

(b) During the Term of Employment, the Executive shall devote all of his business time, energy and skill as may be reasonably necessary for the performance of his duties, responsibilities and obligations hereunder (except for vacation periods and reasonable periods of illness or other incapacity).

(c) The Executive may continue to maintain his Approved Outside Interests (as defined below), unless such interests or relationships conflict or interfere with Parent’s and the Company’s business or the Executive’s position at Parent and the Company. In addition, the Executive may serve on civic or charitable boards or committees, unless the Board notifies the Executive that, in the Board’s discretion, such civic or charitable positions interfere with the Executive’s position at Parent and the Company or his obligations pursuant to this Agreement.

(d) Except as set forth on Exhibit A hereto (the “Approved Outside Interests”), as of the date hereof, the Executive does not have any ownership interests (other than ownership of less than 1% of the outstanding stock of a publicly-traded company) or professional relationships with (whether as an employee, director, officer, consultant or advisor, and whether or not for compensation) or professional commitments to any person or entity other than Parent and its subsidiaries. After the date hereof, if approved by the Board (or the Chairman of the Board), the Executive may acquire ownership interests of, or engage in professional relationships (whether as an employee, director, officer, consultant or advisor, and whether or not for compensation) with or have professional commitments to, a person or entity other than Parent and its subsidiaries.

(e) During the Term of Employment, the principal place of Executive’s employment shall be at the Company’s office in Long Beach, California, subject to customary business travel on the business of the Company and its affiliates.

3.	Term of Employment; Termination

(a) The ‘‘Term of Employment” shall commence on June 1, 2020 or such other date mutually agreed in writing between the Executive and the Chairman of the Board (the “Effective Date”) and shall continue until the Executive’s employment is terminated by the Company pursuant to Section 3(b) or by the Executive pursuant to Section 3(c).

(b) Subject to the payments contemplated by Section 3(f), the Executive’s employment may be terminated at any time by the Company:

(i) upon the death of the Executive;

(ii) in the event that, because of physical or mental disability, the Executive is unable to perform, and does not perform, in the opinion of the Board and as certified in writing by a competent medical physician selected by the mutual agreement of the Company and the Executive or his legal representative, his duties hereunder for a period of 180 days out of any 270-day period (“Disability”);

(iii) for Cause; or

(iv) for any other reason or no reason, it being understood that no reason shall be required for termination of the Executive’s employment.

The Executive acknowledges that nothing contained herein or otherwise stated by or on behalf of Parent or the Company modifies or amends the right of the Company to terminate the Executive at any time, with or without Cause. The Executive’s termination shall become effective upon death or the delivery by the Company to the Executive of notice specifying such termination and the reasons therefor (i.e., Sections 3(b)(ii) - (iv)) subject to any requirement for advance notice in the case of a termination for Cause and an opportunity to cure provided in this Agreement, if and to the extent applicable.

(c) Subject to the payments contemplated by Section 3(f), the Executive’s employment may be terminated at any time by the Executive:

(i) upon the death of the Executive;

(ii) in the event of Disability;

(iii) for Good Reason; or

(iv) for any other reason or no reason (a “Voluntary Termination”).

The Executive’s termination shall become effective upon death or, in the case of Disability, the delivery by the Executive to the Board of notice specifying such termination. Any other termination by the Executive shall require at least 60 days prior written notice to the Board (unless waived in writing by the Board) and, in the case of a termination by the Executive for Good Reason, an opportunity to cure provided in this Agreement, if and to the extent applicable.

(d) As used in this Agreement, “Cause” shall mean any of the following:

(i) the Executive’s commission of a crime involving moral turpitude, embezzlement, fraud, conversion of property or false statements or other similar acts or any other felony;

(ii) the Executive’s gross negligence, continued willful failure or breach (other than by reason of death or Disability) to perform his material duties for Parent, the Company or any of their subsidiaries;

(iii) the Executive’s violation of a material provision of any written Parent, Company or subsidiary policy as in effect from time to time that has been communicated to the Executive, which violation is not cured within 30 days after the Company delivers written notice to the Executive that identifies and describes the alleged violation in reasonable detail (the “Cure Period”); provided that it shall be presumed that any material breach of the restrictive covenants contained in the Equity Documentation is not capable of being cured for purposes of this definition of “Cause”;

(iv) the Executive’s material breach of any written agreement with Parent or its subsidiaries, including the Company, to which the Executive is a party or by which the Executive is bound (including, but not limited to, this Agreement and the Equity Documentation (as defined below)), which breach is not cured within the Cure Period; or

(v) the Executive’s breach of Section 2(c) or (d) or Section 9(b).

For purposes of this Section 3(d), (A) no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company and (B) any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company

The determination as to whether “Cause” has occurred shall be made in good faith by the Board. The Board shall have the authority to waive the consequences of the existence or occurrence of any of the events, acts or omissions constituting “Cause.” Prior to any termination for Cause, the Board must provide written notice to the Executive within the 60 days following the date on which the Board (excluding the Executive) or the Chairman of the Board discovers the alleged Cause event setting forth in reasonable detail the conduct alleged to be a basis for a termination for Cause. The Executive, while serving as a member of the Board, shall take no part in any determination as to whether “Cause” exists hereunder.

A termination for Cause shall be deemed to include a determination by the Board within 90 days following the Executive’s Voluntary Termination that circumstances existed prior to such termination for the Company or one of its subsidiaries to have terminated the Executive’s employment for Cause; provided that in such event the Executive shall first be provided with any applicable cure rights to the extent available; and provided, further, that this sentence shall not apply to any circumstances actually known to the Board (excluding the Executive) or the Chairman of the Board 60 or more days prior to the date of such termination.

(e) As used in this Agreement, “Good Reason” shall mean any of the following, without the Executive’s written consent:

(i) a material diminution of the Executive’s Base Salary from the amount set forth in Section 4(a);

(ii) a material diminution of the Executive’s target annual bonus opportunity, at target performance levels, from the Executive’s annual bonus opportunity, at target performance levels, during the immediately preceding annual bonus measurement period (it being understood that the actual amount of the annual bonus and performance criteria shall be subject to Section 4(b) and that the Board’s decision to award an amount less than the target amount shall not constitute Good Reason);

(iii) a material diminution in the Executive’s authority, duties or responsibilities as Chief Executive Officer of the Company;

(iv) at any time following the Effective Date but prior to a Change in Control (as defined in the Stock Incentive Plan (as defined below)), a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board (or the board of directors (or similar governing body) of any successor to Parent or the Company);

(v) the relocation of the Executive’s principal place of employment to a location that is not within 50 miles of the Company’s office in Long Beach, California; or

(vi) a material breach by the Company or Parent of any written agreement between the Executive, on the one hand, and any of the Parent, Company, or their controlled affiliates or subsidiaries, on the other hand (including, but not limited to, this Agreement and the Equity Documentation).

Notwithstanding the foregoing, the Executive shall not have “Good Reason” to terminate his employment to the extent that, as a result of a Change in Control or IPO, Executive’s authority, duties, responsibilities and/or reporting line is conformed to reflect changes to Parent, the Company and their subsidiaries following the transaction, including an integration of their businesses with another business or acquirer.

Prior to any termination for Good Reason, the Executive must provide written notice to the Board (excluding the Executive) within 60 days following the date on which he discovers an alleged Good Reason event setting forth in reasonable detail the conduct alleged to be a basis for a termination for Good Reason. The Executive shall not have the right to terminate his employment for Good Reason (i) if, within the 30-day period following delivery of the Executive’s written notice, the Company or Parent, as applicable, shall have cured the conduct alleged to be a basis for termination for Good Reason and (ii) absent such cure, unless the Executive actually terminates employment within 45 days following the end of the Company’s Cure Period.

(f) The Executive shall be entitled to certain payments upon termination of his employment, as follows:

(i) In the event the Executive’s employment is terminated for any reason, the Executive shall be entitled to receive (A) his Base Salary through the effective date of termination, (B) any accrued benefits unpaid as of the effective date of termination, (C) any expense reimbursements related to expenses reimbursable hereunder that are incurred through the effective date of termination, (D) any accrued but unpaid vacation (to the extent payable under the applicable law or Company policy) and (E) other benefits required by law to be provided to him after termination of employment, in each case when paid according to the Company’s applicable lawful policies and standard practices and the lawful terms of this Agreement (the “Base Termination Compensation”).

(ii) In the event the Executive’s employment is terminated by the Company for any reason other than for Cause (and for the avoidance of doubt not death or Disability), or by the Executive for Good Reason (a “Qualifying Termination”), then the Executive shall be entitled to (A) the Base Termination Compensation, (B) severance pay equal to the sum of (x) the Executive’s base salary, at the rate in effect at the effective time of termination, to be paid in equal installments over 18 months on the Company’s normal payroll dates following the date of termination, plus (y) the Executive’s target bonus as provided in Section 4(b), to be paid in equal installments over 12 months on the Company’s normal payroll dates following the date of termination, except that the first installment of such payment under each of clause (x) and (y) shall be paid on the 60th day following the termination date and shall include all installments that would have been paid if the release of claims referred to in Section 3(i) had been effective at the date of termination, (C) any earned but unpaid annual bonus for the fiscal year prior to the fiscal year in which the Executive’s termination occurred determined pursuant to Section 4(b), and (D) the continuation of the medical, dental and vision insurance coverage for a period of 12 months at active employee rates (the “Benefit Continuation”). The Benefit Continuation shall be provided through (x) the Executive’s enrollment in the Company’s COBRA continuation coverage and (y) the reimbursement of (or the Company otherwise bearing) the premium cost under COBRA in excess of the active-employee rate. Any payment of the Executive’s Base Salary after termination of his employment shall be made in accordance with the Company’s regular payroll practices. Because of the current uncertainty surrounding health care coverage, in the event that the Benefit Continuation would subject the Executive or the Company to a material cost, tax or penalty, the parties agree to cooperate to provide the Executive with such benefits in a manner that does not trigger such tax, cost or penalty, to the maximum extent possible (including, for example, making a lump sum payment).

Other than solely in connection with any equity interests of Parent held by the Executive as described in Section 5 and provided in the Equity Documentation, there will be no additional amounts owing by the Company to the Executive from and after a Qualifying Termination.

(iii) If the Executive’s employment is terminated for Cause, then the Executive shall be entitled to the Base Termination Compensation. Other than solely in connection with any equity interests of Parent held by the Executive (to the extent provided in the Equity Documentation), there will be no additional amounts owing by the Company to the Executive from and after his termination by the Company for Cause.

(iv) If the Executive’s employment is terminated due to a Voluntary Termination, then the Executive shall be entitled to the Base Termination Compensation. Other than solely in connection with any equity interests of Parent held by the Executive (to the extent provided in the Equity Documentation), there will be no additional amounts owing by the Company to the Executive from and after his Voluntary Termination.

(v) If the Executive’s employment is terminated due to the Executive’s death or Disability, then the Executive shall be entitled to the Base Termination Compensation and, if terminated due to Disability, the Benefit Continuation. Other than solely in connection with any equity interests of Parent held by the Executive (to the extent provided in the Equity Documentation), there will be no additional amounts owing by the Company to the Executive from and after his termination due to death or Disability.

(g) Termination of the Executive’s employment will not terminate Sections 3(f) through 3(k) and 8 through 23, or any other provisions not associated specifically with the Term of Employment.

(h) In the event the Executive’s employment is terminated and the Executive obtains alternative employment and is provided medical coverage in connection therewith, the medical coverage the Company provides pursuant to Section 3(f)(ii) shall be secondary to the medical coverage provided in connection with the alternative employment. Any provision herein to the contrary notwithstanding, if, following his termination of employment, the Executive materially breaches any restrictive covenant contained in the Equity Documentation, or, without the Board’s prior written consent, competes with the business of Parent, the Company and their subsidiaries as then conducted, the Company shall have no further payment or benefit obligations under Section 3(f)(ii).

(i) In the event the Executive’s employment is terminated and the Company is obligated to make payments pursuant to Section 3(f)(ii), other than the Base Termination Compensation, it shall be a condition to such payments that, within 30 days following the date of termination, the Executive enter into a general release of claims, in the form attached hereto as Exhibit B.

(j) The equity interests of Parent held by the Executive on the date of termination or date of death shall be subject to the terms and conditions of the Equity Documentation, including, without limitation, the restriction periods, vesting and forfeiture schedules, and termination and repurchase provisions, subject to Section 5.

(k) Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from all positions with Parent and its affiliates (including, without limitation, any committees that oversee or have fiduciary responsibility for any benefit plan of Parent or its affiliates), including the Company, and, at Parent’s request, the Executive shall promptly deliver written evidence of such resignation.

4.	Compensation

The Company shall pay compensation to the Executive as follows:

(a) Base Salary. During the Term of Employment, the Company shall pay to the Executive as base compensation for his services hereunder, on the Company’s regular payroll dates, a base salary at a rate of not less than $750,000 per annum (“Base Salary”).

(b) Annual Bonus. For each fiscal year during the Term of Employment, the Executive will be eligible for an annual bonus with a target payment equal to 75% of the Executive’s Base Salary based on the Executive’s achievement of pre-established performance goals and conditions, as the Board (or the Compensation Committee of the Board) shall determine on an annual basis (during or before the first quarter of each fiscal year), in accordance with the annual bonus plan adopted by the Board that is applicable to senior management of the Company; provided that for the 2020 fiscal year the Executive’s bonus will be prorated for the time he is employed by the Company in the 2020 fiscal year.

The actual amount of any bonus paid for any fiscal year shall be determined by the Board (or the Compensation Committee) based on its assessment of the actual performance against such goals against the goals and conditions established for the year, as follows:

	Performance Level	Bonus Amount
Below Threshold	<75% of target performance	0% of Executive’s Base Salary
Threshold	75% of target performance	50% of Executive’s Base Salary
Target	100% of target performance	75% of Executive’s Base Salary
Maximum	125% or more of target performance	100% of Executive’s Base Salary

In the event that the performance falls between Threshold and Target, or between Target and Maximum, the annual bonus shall be determined by straight-line linear interpolation.

Any annual bonus payable to the Executive for a fiscal year shall be paid to the Executive not later than two and a half months following the end of such fiscal year to which the performance relates. Except as provided in Section 3(f)(ii), it shall be a condition to the payment of any annual bonus that the Executive remain employed through the last day of the applicable fiscal year.

5.

Equity-Based Compensation Subject to the Executive commencing employment on the Effective Date, the Executive shall be provided with the following equity-based compensation, no later than 30 days following the Effective Date, at a time determined by the Board:

(a) Share Purchase. The Executive shall invest at least $1,000,000 in the aggregate in the purchase of fully-vested shares of common stock of Parent, par value $0.01 per share (the “Shares”), at a per share price of $449. Parent’s sale of the Shares to the Executive will be made pursuant to the Amended and Restated Agilon Health Topco, Inc. Stock Incentive Plan (as amended, the “Stock Incentive Plan”). The terms and conditions applicable to the Executive’s acquisition, holding and disposition of the Shares at the time of such sale shall be set forth in a subscription agreement in the form attached hereto as Exhibit C (the “Subscription Agreement”).

(b) Stock Options. Parent shall grant the Executive non-qualified options to purchase 55,500 additional Shares under the Stock Incentive Plan (the “Options”), consisting of the following:

(i) Time-Vesting Base Options. 20,000 Options that will vest in five annual installments at a rate of 20% per year on each of the first five anniversaries of the Effective Date, subject to the continuous employment of the Executive with the Company until the applicable vesting date (the “Time-Vesting Base Options”). The exercise price per Share covered by the Time-Vesting Base Options shall be $449. In the event of a Change in Control, subject to the Executive’s continued employment with the Company, all of his then unvested Base Options will immediately vest. None of the Time-Vesting Base Options will vest upon an initial public offering of Parent’s Shares (an “IPO”).

(ii) IPO-Vesting Base Options. 10,000 Options that will all vest, subject to the Executive’s continued employment with the Company, in the event that Parent completes an IPO (“IPO-Vesting Base Options”). The exercise price per Share covered by the IPO-Vesting Base Options shall be $449.

(iii) Upside Options. 25,000 Options that will vest (x) in five annual installments at a rate of 20% per year on each of the first five anniversaries of the Effective Date, subject to the continuous employment of the Executive with the Company until the applicable vesting date or (y) if earlier, upon a Change in Control, but only if (z) as of such date, investment funds affiliated with Clayton, Dubilier & Rice, LLC shall have actually received cash proceeds from the sale of Shares owned by them equal to at least 3.0 times all of their Aggregate Initial Investment (as defined in the Option Agreement (as defined below) in Parent (the “Upside Options”). The exercise price per Share covered by the Upside Options shall be $1,011. No vesting of the Upside Options will accelerate upon an IPO.

(iv) The terms and conditions applicable to the Executive’s acquisition, holding and disposition of the Options shall be set forth in a stock option agreement in the form attached hereto as Exhibit D (the “Option Agreement”). The Stock Incentive Plan, the Subscription Agreement and the Option Agreement are referred to in this Agreement as the “Equity Documentation.”

6.	Reimbursement of Expenses

(a) During the Term of Employment, the Company will promptly reimburse the Executive (or pay directly) for reasonable and documented travel, entertainment and other expenses reasonably incurred by the Executive in connection with the performance of his duties hereunder and, in each case, in accordance with the policies, rules, customs and usages promulgated by Parent or the Company and in effect from time to time and applicable law. Any payments due under this Section 6(a) will be payable in accordance with the Company’s usual payroll practices.

(b) Legal Fees. The Company shall reimburse the Executive for up to $20,000 of the reasonable legal fees and expenses paid or incurred by the Executive in connection with the negotiation and preparation of this Agreement.

7.	Benefits

Beginning on the Effective Date and during the Term of Employment, the Executive shall be entitled to participate in and be covered by any insurance plan (including but not limited to medical, dental, health, accident, hospitalization and disability), 401(k), profit sharing or other employee benefit plan of the Company, to the same extent and on substantially the same terms as such benefits are or may be provided by the Company, at the sole discretion of the Board, from time to time to other members of the senior management of the Company, and in all circumstances in accordance with the policies, rules, customs and usages promulgated by the Company and in effect from time to time.

8.	Notice

Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be given in writing and if delivered by electronic mail, personally, or sent by certified or registered mail, return receipt requested, as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner):

(a) If to the Executive, to the Executive at his Company-provided electronic mail address, or at the address most recently contained in the Company’s records (which the Executive shall update as necessary)

with copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attention: David Thomas, Esq.

E-mail: dthomas@wsgr.com

(b)	If to Parent or the Company:

at the address of the Company’s then current headquarters, to the attention of the Company’s Chairman of the Board;

with copies (which shall not constitute notice) to:

Clayton, Dubilier & Rice, LLC

375 Park Avenue, 18th Floor

New York, New York 10152

Attention: Ravi Sachdev

Fax: (212) 407-5252

E-mail: RSachdev@cdr-inc.com

Debevoise & Plimpton

919 Third Avenue

New York, NY 10022

Attention: Meir Katz, Esq.

Fax: (212) 521-7615

E-mail: mdkatz@debevoise.com

Any such notices shall be deemed to be given on the date personally delivered or such return receipt is issued.

9.	Executive’s Representation

(a) The Executive hereby represents and warrants to Parent and the Company that the Executive has carefully reviewed this Agreement and has consulted with such advisors as the Executive considers appropriate in connection with this Agreement, and is not subject to any covenants, agreements or restrictions, including without limitation any covenants, agreements or restrictions arising out of the Executive’s prior employment, which would be breached or violated by Executive’s execution of this Agreement or by the Executive’s performance of his duties hereunder.

(b) In addition, the Executive hereby represents, warrants and covenants to Parent and the Company that, other than the Approved Outside Interests or as permitted by Section 2(d), as of the date hereof, he does not have and during the Term of Employment he will not have any professional relationships with (whether as an employee, director, officer, consultant or advisor, and whether or not for compensation) or commitments to any individual or entity (other than Parent and the Company) that operates or conducts (or, to the Executive’s knowledge, intends to operate or conduct) any business of the types in which Parent, the Company, or any of their respective subsidiaries or their affiliated independent physician associations or physician practices with which any of them has a contractual relationship are engaged.

10.	Other Matters

The Executive agrees and acknowledges that the obligations owed to the Executive under this Agreement are solely the obligations of the Company and Parent, and that none of the stockholders, directors, officers, affiliates, representatives, agents or lenders of or to Company or Parent will have any obligations or liabilities in respect of this Agreement and the subject matter hereof, to the extent allowed by law.

11.	Partial Invalidity; Severability

In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

12.	Waiver of Breach; Specific Performance

The waiver by the Company, Parent or the Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other breach of any party. Each of the parties to this Agreement will be entitled to enforce its respective rights under this Agreement and to exercise all other rights existing in its favor. In the event either party takes legal action to enforce any of the terms or provisions of this Agreement, the nonprevailing party shall pay the successful party’s costs and expenses, including but not limited to, attorneys’ fees, incurred in such action.

13.	Assignment

Neither the Executive on the one hand, nor the Company or Parent on the other hand, may assign, transfer, pledge, hypothecate, encumber or otherwise dispose of this Agreement or any of his or its respective rights or obligations hereunder without the prior written consent of the other, provided that the Company may assign its rights and obligations under this Agreement to Parent or another wholly-owned subsidiary of Parent that employs members of Parent’s or the Company’s senior management.

14.	Amendment; Entire Agreement

This Agreement may not be changed orally but only by an agreement in writing agreed to by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement and the Equity Documentation embody the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersede and replace all prior agreements, understandings and commitments with respect to such subject matter.

15.	Governing Law; Choice of Forum

THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE. IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (1) AGREE UNDER ALL CIRCUMSTANCES ABSOLUTELY AND IRREVOCABLY TO INSTITUTE ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE CENTRAL DISTRICT OF CALIFORNIA, WHETHER A STATE OR FEDERAL COURT; (2) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO THE PERSONAL JURISDICTION OF ANY SUCH COURT DESCRIBED IN CLAUSE (1) OF THIS SECTION AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN THE CENTRAL DISTRICT OF CALIFORNIA); (3) IRREVOCABLY CONSENT TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT TO SUCH PARTY AT SUCH PARTY’S ADDRESS SPECIFIED IN SECTION 8; (4) AGREE TO WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN ANY INCONVENIENT FORUM; AND (5) AGREE, AFTER CONSULTATION WITH COUNSEL, TO WAIVE ANY RIGHTS TO A JURY TRIAL TO RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS AGREEMENT. THE CHOICE OF FORUM SET FORTH IN THIS SECTION 15 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY ACTION UNDER THIS AGREEMENT IN ANY OTHER JURISDICTION.

16.	Further Action

The Executive, the Company and Parent agree to perform any further acts and to execute and deliver any documents which may he reasonable to carry out the provisions hereof.

17.	Counterparts

This Agreement may be executed in counterparts, including facsimiles, .pdf or other electronic transmission thereof, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

18.	Payments by Subsidiaries

The Executive acknowledges that one or more payments hereunder may be paid by one or more of the Parent’s or the Company’s subsidiaries, and the Executive agrees that any such payment made by such subsidiary shall satisfy the obligations of Parent and the Company hereunder with respect to (but only to the extent of) such payment.

19.	Tax Matters

The Executive acknowledges that the payments and benefits provided under the terms of this Agreement shall constitute taxable income to the extent provided in the applicable provisions of the United States Internal Revenue Code of 1986, as amended, and any successor thereto and applicable regulations thereunder (the “Code”) and other applicable tax laws. Moreover, the Executive understands and acknowledges that Parent and the Company have not provided any advice regarding his tax liability resulting from this Agreement and that he has been advised to consult with his personal tax advisor or legal counsel as to the taxability of the payments and benefits provided under this Agreement, including the equity investment and awards provided under Section 5. The Executive shall be solely responsible for taxes imposed on him by reason of any payments or benefits provided under this Agreement and all such payments and benefits shall be subject to applicable federal, state, local and foreign withholding requirements. All payments to be made or benefits to be provided to the Executive pursuant to this Agreement shall be made net of all applicable income and employment taxes required to be withheld from such payments pursuant to any applicable law or regulation.

20.	Applicability of Section 409A of the Code

To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Executive participates during the term of the Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (iii) subject to any shorter time periods provided in any expense reimbursement policy of the Company, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. In addition, with respect to any payments or benefits subject to Section 409A of the Code, reference to the Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to the Executive’s “separation from service” (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) with the Company. Whenever a provision under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. The Executive’s right to receive any installment payments hereunder shall, for purposes of Section 409A, be treated as a right to receive a series of separate and distinct payments. If the timing of the Executive’s execution of a general release of claims pursuant to Section 3(i) could impact the calendar year in which any payment under this Agreement that is subject to Section 409A of the Code will be made, such payment will be made in the later calendar year.

Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A of the Code at the time of the Executive’s separation from service (other than due to death), then any payment under this Agreement that is subject to Section 409A of the Code and that is payable by reason of the Executive’s separation from service within the first six months following the Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six months and one day following the date of the Executive’s separation from service. All subsequent related payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following the Executive’s separation from service, but prior to the six month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other related payments will be payable in accordance with the payment schedule applicable to each payment or benefit.

The foregoing provisions are intended to comply with the requirements of Section 409A of the Code so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A of the Code, and, if any ambiguity is found herein with respect to such payments or benefits, any such ambiguities will be interpreted to so comply. If any payment or benefits subject to Section 409A of the Code could be construed not to comply with Section 409A of the

Code, the Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A of the Code.

21.	D&O Insurance

Parent shall cause the Executive to both during the Term of Employment and thereafter be covered by directors and officers liability insurance to the same extent that such coverage is then maintained for officers or directors of Parent or the Company in active service, and any “tail” policy providing directors and officers liability coverage that covers a period of service in which the Executive is or was in active service shall cover the Executive’s employment or service with Parent and the Company for a similar period. Parent shall use commercially reasonable efforts to obtain the insurance described in this Section 21.

22.	Indemnification

The Company and Parent agree to indemnify the Executive and hold the Executive harmless to the fullest extent permitted by applicable law and Parent’s and the Company’s organizational documents from and against any and all actual or threatened third-party claims, demands, penalties, suits, proceedings or actions (whether civil, criminal, administrative or investigative) where such actual or threatened claims, demands, penalties, suits, proceedings or actions are brought or made against the Executive based on any alleged act or failure to act related in any way to the Executive’s services as an officer, employee or director of Parent or the Company, and from any and all judgments, fines, settlements, losses, costs, expenses and other amounts actually and reasonably incurred in connection therewith, including attorneys’ fees, where such claim, loss or liability is by reason of the fact that the Executive is or was an officer, director, employee or agent of the Company or Parent, except, in each case, to the extent arising from gross negligence, willful misconduct or material breach of this Agreement by the Executive. Notwithstanding the foregoing, in connection with any indemnification provided by this Section 22, the Executive shall engage and use legal counsel reasonably acceptable to Parent and the Company, subject to such reasonable substantiation and documentation as may be specified by Parent or the Company, and the Executive shall not agree to the settlement of any such matter without the express written approval of Parent or the Company. In addition, Parent’s and the Company’s obligations under this Section 22 are secondary to any valid and collectible insurance that applies to the Executive.

23.	Confidential Terms

Except as required by applicable law, Executive agrees not to disclose the terms of this Agreement to any person or entity, other than Executive’s attorneys, accountants, financial advisors, or members of Executive’s immediate family who need to know this information and agree to keep it confidential.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

EXECUTIVE

/s/ Steven J. Sell
Name:	Steven J. Sell

AGILON HEALTH, INC.

/s/ Ravi Sachdev
Name:	Ravi Sachdev
Title:	President

AGILON HEALTH TOPCO, INC.

/s/ Ravi Sachdev
Name:	Ravi Sachdev
Title:	President